Exhibit 10.2
June 16, 2009
Ms. Sally Frame Kasaks
c/o Pacific Sunwear of California, Inc.
3450 East Miraloma Avenue
Anaheim, California 92806-2101
Dear Sally:
     This letter confirms our agreement regarding the scheduled expiration of your employment agreement and your retirement on January 31, 2010 (your “Retirement Date”).
     The Company has, with your help, conducted a search for a candidate to succeed you as the Company’s Chief Executive Officer (“CEO”) in light of your Retirement Date. The Company has identified such a candidate sooner than was anticipated and you have agreed to resign as CEO and from any other offices you hold with the Company or any of its subsidiaries effective upon your successor’s commencement of active employment with the Company (the “Transition Time”).
     During the period from the Transition Time through your Retirement Date (the “Transition Period”), you will continue to be an employee of the Company and will continue to serve as a member of the Board of Directors. Your employment by the Company will terminate on your Retirement Date. During the Transition Period, you will provide such transition services as may be requested from time to time by the Company’s Board of Directors (the “Board”) and/or the new CEO.
     During the Transition Period, the Company will continue to pay you a base salary at your current annualized rate of $1,125,000 and you will continue to participate in the Company’s employee benefit plans and programs pursuant to the terms of your Employment Agreement with the Company dated May 22, 2007, as amended (your “Employment Agreement”). Your equity awards granted by the Company will continue to vest during the Transition Period, and the termination of employment rules applicable to your awards (as set forth in the applicable award agreements) will apply on your Retirement Date. You have been paid or granted, as the case may be, any and all salary, bonuses, equity-based and other incentive awards that you are entitled to receive from the Company to date and you have agreed to forego any additional bonuses, equity-based awards and other incentives that you may have otherwise been entitled to during the Transition Period.
     You have agreed that you are not entitled to and that you will not make any claim for severance benefits under your Employment Agreement, the Company’s Executive Severance Plan or any other Company severance plan or policy in connection with the Company’s hiring of a new CEO, any reduction in your compensation and any reduction in your authorities, duties or responsibilities contemplated by this letter. You agree that you are not entitled, now or at any time in the future, to terminate your employment for “Good Reason” (or similar concept) and receive severance benefits under any such agreement, plan or policy. You will continue to be eligible for severance as provided in your Employment Agreement if the Company actually terminates your employment before your Retirement Date.
     For purposes of clarity, you remain entitled to the supplemental retirement benefit from the Company (on the terms and conditions that you and the Company have previously agreed to) that relates to the portion of your supplemental retirement benefit from Ann Taylor that was reduced in connection with your employment by the Company.
     In connection with the Company’s desire to transition to an independent Chair of the Board, you also resign as Chair of the Board effective at the Transition Time.
     This letter agreement shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. In the event of any inconsistency between this letter agreement, on the one hand, and your Employment Agreement and/or the Company’s Executive Severance Plan, on the other hand, this letter agreement controls. Except as expressly modified by this letter agreement, your Employment Agreement otherwise remains in full force and effect
     If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely, Pacific Sunwear of California, Inc.
/s/ Thomas J. Leary
Thomas J. Leary
Senior Vice President, General Counsel and Human Resources

ACKNOWLEDGED AND AGREED:

/s/ Sally Frame Kasaks

Sally Frame Kasaks